Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MAGELLAN PETROLEUM CORPORATION,

TELLURIAN INVESTMENTS INC.,

and

RIVER MERGER SUB, INC.

dated as of August 2, 2016

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

Page

ANNEXES

Annex 1	Definitions

SCHEDULES
Magellan Disclosure Schedule
Tellurian Disclosure Schedule

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 2, 2016, by and among Tellurian Investments Inc., a Delaware corporation (“Tellurian”), Magellan Petroleum Corporation, a Delaware corporation (“Magellan”), and River Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Magellan (“Merger Sub”). Each of Magellan, Tellurian, and Merger Sub are referred to herein as a “Party” and together as “Parties.” Certain terms used in this Agreement are defined in Annex 1.
RECITALS
WHEREAS, the Tellurian Board has determined that it is in the best interests of Tellurian and the Tellurian Stockholders, and has declared it advisable, to enter into this Agreement with Magellan and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into Tellurian in accordance with the Delaware General Corporation Law (the “DGCL”), and the Tellurian Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the Tellurian Stockholders vote in favor of the approval of this Agreement and the Merger;
WHEREAS, the Tellurian Board has determined that it is in the best interests of Tellurian, and has declared it advisable, to enter into this Agreement, and the Tellurian Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the Tellurian Stockholders vote in favor of the approval of this Agreement and the Merger;
WHEREAS, the Magellan Board has determined that it is in the best interests of Magellan and the Magellan Stockholders, and has declared it advisable, to enter into this Agreement, and the Magellan Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the Magellan Stockholders vote in favor of the approval of this Agreement and the Merger;
WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable this Agreement;
WHEREAS, Magellan, on its own behalf and as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and
WHEREAS, Magellan, Merger Sub, and Tellurian wish to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
The Merger
Section 1.1    The Merger. At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Tellurian. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Tellurian shall continue as the corporation surviving the Merger (the “Surviving Corporation”).
Section 1.2    Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Magellan, no later than the second Business Day following the satisfaction of the conditions set forth in ARTICLE VII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that this Agreement may be terminated pursuant to and in accordance with Section 7.1 such that the Parties shall not be required to effect the Closing. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”
Section 1.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, Magellan, Tellurian and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later date or time as may be agreed by Magellan and Tellurian in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of Tellurian and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of Tellurian and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
Section 1.5    Certificate of Incorporation; Bylaws. At the Effective Time, and pursuant to the Certificate of Merger, Article Fourth of the certificate of incorporation of Tellurian, as in effect on the date hereof, shall be amended to reduce the number of authorized shares to five thousand (5000) shares of Common Stock, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

Section 1.6    Directors and Officers. The directors of Tellurian immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Surviving Corporation shall be designated by Tellurian prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.7    Directors and Officers of Magellan. Prior to the Effective Time, Magellan shall take all necessary corporate action to appoint, effective immediately after the Effective Time, (a) three (3) members of the current Tellurian Board and two (2) other persons designated by Tellurian and (b) the persons designated by Tellurian as officers of Magellan.
ARTICLE II
Conversion of Securities; Exchange of Certificates
Section 2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Magellan, Merger Sub, Tellurian or any of their stockholders, the following shall occur:
(a)    Conversion Generally. Each share of common stock of Tellurian, par value $0.001 per share (“Tellurian Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Tellurian Stock to be canceled pursuant to Section 2.1(b)), shall be converted into the right to receive 1.300 (the “Exchange Ratio”) shares of Magellan Stock (the “Magellan Shares” or the “Merger Consideration”). All shares of Tellurian Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Merger Consideration therefor in accordance with the terms of this Agreement. Certificates and Book-Entry Shares previously representing shares of Tellurian Stock (other than any shares of Tellurian Stock to be canceled pursuant to Section 2.1(b)) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 2.3.
(b)    Cancellation of Certain Shares. Each share of Tellurian Stock held (i) by Magellan, Merger Sub, any Subsidiary of Magellan or Merger Sub, (ii) in the treasury of Tellurian, or (iii) by any Subsidiary of Tellurian immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)    Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation so that, after the Effective Time, Magellan shall be the holder of all of the issued and outstanding shares of the Surviving Company’s common stock.

(d)     Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Tellurian Stock or Magellan Stock, or securities convertible or exchangeable into or exercisable for shares of Tellurian Stock or Magellan Stock, shall have been changed into a different number of shares or a different class in accordance with this Agreement, by reason of any stock dividend (excluding, for the avoidance of doubt, cash dividends), subdivision, reclassification, recapitalization, split, reverse split, combination, conversion, exchange of shares or any other similar transaction, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.
Section 2.2    Treatment of Equity Compensation Awards. Immediately prior to the Effective Time, each restricted share of Tellurian Stock (the “Tellurian Restricted Stock”) granted and then outstanding under the Tellurian 2016 Omnibus Incentive Plan and any associated Restricted Stock Agreements and Notices of Grant shall, without any action on the part of the holder thereof, Tellurian, Magellan or Merger Sub, be converted into 1.300 shares of comparable restricted stock of Magellan.
Section 2.3    Exchange of Certificates.
(a)    Exchange Agent. Prior to the Closing Date, Magellan shall appoint an exchange agent reasonably acceptable to Tellurian (the “Exchange Agent”) for the purpose of exchanging shares of Tellurian Stock for Merger Consideration. Prior to the Effective Time, Magellan shall make available to the Exchange Agent, for the benefit of the holders of shares of Tellurian Stock, shares of Magellan Stock and, if applicable, cash in an amount equal to the aggregate Merger Consideration to be paid pursuant to this ARTICLE II (the certificates representing the shares of Magellan Stock comprising such aggregate Merger Consideration and, if applicable, cash in lieu of fractional shares, being referred to hereinafter as the “Stock Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any purpose other than as set forth in this Agreement.
(b)    Exchange Procedures. Promptly following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Tellurian Stock (the “Certificates”) or of non-certificated shares of Tellurian Stock represented by book-entry (“Book-Entry Shares”) (i) a letter of transmittal in form approved by Tellurian prior to the Effective Time, and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of Certificates (or affidavits of loss and, if reasonably requested by Magellan, appropriate bonds in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, without interest, allocable to such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Tellurian Stock which is not registered in the transfer records of Tellurian, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Tellurian Stock is presented to the Exchange Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to such Certificates or Book-Entry Shares. No dividends or other distributions with respect to Magellan Stock issued in the Merger having a record date after the Effective Time and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Magellan Stock until such Persons surrender their Certificates (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal) as provided in this Section 2.3(b). Upon such surrender, there shall be paid to the Person in whose name the Merger Consideration is issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Magellan Stock between the Effective Time and the time of such surrender. After such surrender, at the appropriate payment date, there shall be paid to the Person in whose name the Merger Consideration is issued any dividends or other distributions on such Magellan Stock with a payment date after such surrender which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.
(c)    Further Rights in Tellurian Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Tellurian Stock.
(d)    Termination of Stock Exchange Fund. Any portion of the Stock Merger Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Tellurian Stock on the day that is six months after the Effective Time shall be delivered to Magellan upon demand, and any holders of Tellurian Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to Magellan (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration, without any interest thereon.
(e)    No Liability. Neither the Exchange Agent nor any of the Parties shall be liable to any holder of shares of Tellurian Stock entitled to payment of the Merger Consideration under this ARTICLE II for any Merger Consideration (including any interest or cash in lieu of fractional shares) from the Stock Merger Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Magellan Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Magellan Stock for the account of the Persons entitled thereto.
(f)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Exchange Agent and, if reasonably required by Magellan, the posting by such Person of a bond, in such reasonable and customary amount as Magellan may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon.
(g)    Withholding. Each of Magellan, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Tellurian Stock such amounts as Magellan, the Surviving Corporation, or the Exchange Agent are required to deduct and withhold under the Code, or any applicable provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Magellan, the Surviving Corporation, or the Exchange Agent and paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Tellurian Stock in respect of whom such deduction and withholding was made by Magellan, the Surviving Corporation or the Exchange Agent, as the case may be.
Section 2.4    Fractional Shares. If a holder of shares of Tellurian Stock is entitled to receive any fractional share of Magellan Stock based on application of the Exchange Ratio to the total number of shares of Tellurian Stock held by such holder immediately prior to the Effective Time, such holder will be entitled to receive, at Tellurian’s option, either (i) such fractional share or (ii) cash in lieu of such fractional shares based on the closing price of Magellan Stock on Nasdaq on the trading day immediately preceding the Effective Time multiplied by the Exchange Ratio.
Section 2.5    Stock Transfer Books. At the Effective Time, the stock transfer books of Tellurian shall be closed and thereafter there shall be no further registration of transfers of shares of Tellurian Stock outstanding on the records of Tellurian prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Tellurian Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Exchange Agent, Magellan or the Surviving Corporation for transfer or any other reason shall be canceled and exchanged for the applicable Merger Consideration as provided in, and in accordance with, this ARTICLE II.
ARTICLE III
Representations and Warranties of Magellan and Merger Sub
Except as disclosed in (i) the disclosure letter delivered by Magellan to Tellurian (the “Magellan Disclosure Schedule”) prior to the execution of this Agreement (provided that disclosure in any section of the Magellan Disclosure Schedule shall be deemed to be disclosure with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto) and (ii) the SEC Filings (excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are predictive or primarily cautionary in nature other than, in each of the foregoing, any historical facts included therein), Magellan represents and warrants to Tellurian that:

Section 3.1    Organization. Magellan is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Magellan has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Magellan is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Magellan. Magellan has made available to Tellurian accurate and complete copies of all Magellan Organizational Documents and the organizational documents of each Subsidiary of Magellan.
Section 3.2    Capitalization.
(a)    The authorized capital stock of Magellan consists of 300,000,000 shares of Magellan Stock and 50,000,000 shares of preferred stock, par value $0.01 per share. All of the outstanding shares of Magellan Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. As of the date hereof, there are 5,879,610 issued and outstanding shares of Magellan Stock and no preferred stock or other Securities issued or outstanding of Magellan other than Magellan Stock. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Magellan Stockholders may vote are issued or outstanding. As of August 2, 2016, there are issued and outstanding, unexercised options for the purchase of shares of 726,973 shares of Magellan Stock, issued pursuant to the Magellan 1998 Stock Incentive Plan or 2012 Omnibus Incentive Compensation Plan and associated award agreements. At Closing, any outstanding options held by Magellan employees, officers and directors shall be exercisable for such period of time as provided in the award agreement and the Magellan 1998 Stock Incentive Plan or 2012 Omnibus Incentive Compensation Plan. At Closing, any and all contractual or similar obligations payable to Magellan directors from Magellan or its Affiliates, or otherwise owing to such Magellan directors as a result of their past, present and future services as Magellan directors, shall have been released, save and except for: (i) 100,000 shares of Magellan Stock, which shall be issued to and divided among the Magellan directors as of Closing and (ii) the total sum of $150,000, to be divided among the Magellan directors and payable in cash at Closing; provided, however, that such release shall not affect any right to indemnification and insurance as provided in Section 5.8.
(b)    Subject to receipt of the Magellan Stockholder Approval, the Magellan Shares to be issued pursuant to this Agreement will be duly authorized and when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.’
(c)    There are no preemptive rights to purchase any shares of Magellan Stock or Securities of any Subsidiary of Magellan. Except for the Magellan Shares to be issued pursuant to this Agreement or as set forth in Section 3.2(c) of the Magellan Disclosure Schedule, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Magellan Stock or other Securities of Magellan or any Subsidiary of Magellan.
(d)    Except as set forth in Section 3.2(d) of the Magellan Disclosure Schedule, Magellan does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.
Section 3.3    Authority. Subject to the receipt of the Magellan Stockholder Approval and assuming the accuracy of the representations set forth in Section 4.24, (i) each of Magellan and Merger Sub has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by Magellan and Merger Sub of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Magellan or Merger Sub are necessary to authorize the execution, delivery and performance by Magellan and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby; and (iii) this Agreement has been duly executed and delivered by Magellan and Merger Sub and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Magellan in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Magellan and Merger Sub and, assuming the due authorization, execution and delivery of the other Parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Magellan and Merger Sub enforceable against Magellan and Merger Sub in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (B) equitable principles that may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Creditor Rights”). The Magellan Board, at a meeting duly called and held, has duly and unanimously adopted resolutions (A) approving this Agreement and the transactions contemplated hereby, (B) declaring this Agreement and the transactions contemplated hereby advisable and (C) recommending that the Magellan Stockholders adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn.
Section 3.4    Non-Contravention. Except for the receipt of the Magellan Stockholder Approval and as otherwise indicated in Section 3.4 of the Magellan Disclosure Schedule, the execution, delivery and performance by Magellan and Merger Sub of this Agreement and the consummation by Magellan and Merger Sub of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the Magellan Organizational Documents or the organizational documents of any Subsidiary of Magellan, (ii) materially conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Magellan or any of its Subsidiaries is a party or by which Magellan, any of its Subsidiaries or any of their properties may be bound, (iii) result in the creation or imposition of any material Encumbrance upon the properties of Magellan or any of its Subsidiaries, except for Permitted Encumbrances and Encumbrances set forth in Section 3.4 of the Magellan Disclosure Schedule or

(iv) assuming compliance with the matters referred to in Section 3.6, violate, in any material respect, any applicable Law binding upon Magellan or any of its Subsidiaries.
Section 3.5    Subsidiaries. Section 3.5 of the Magellan Disclosure Schedule sets forth a true and complete list of each of Magellan’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. Each Subsidiary of Magellan is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization to the extent such jurisdiction recognizes such concept, and has all requisite organizational power and authority and governmental authorizations necessary to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction specified in Section 3.5 of the Magellan Disclosure Schedule. Magellan, directly or (to the extent specified in Section 3.5 of the Magellan Disclosure Schedule) indirectly, owns 100% of the Securities of each Subsidiary of Magellan, free and clear of all Encumbrances.
Section 3.6    Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Magellan or any Magellan Subsidiary in connection with the execution, delivery or performance by Magellan of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable federal or state securities or takeover Laws, including the filing of a proxy statement with the SEC in connection with the Merger and Registration Statement (the “Proxy/Prospectus”), as well as the filing of such other forms, notices and other documents as are required under federal securities and state blue sky Laws, (ii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and (iii) filings with Nasdaq.
Section 3.7    Financial Statements. Each of the financial statements (including any related notes thereto) contained in the SEC Filings (the “Magellan Financial Statements”) (i)  complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the financial position of Magellan at the dates thereof and the results of Magellan’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.
Section 3.8    Absence of Undisclosed Liabilities. Neither Magellan nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Magellan prepared in accordance with GAAP, except (i) liabilities reflected in the latest unaudited interim financial statements of Magellan filed with the SEC on Form 10-Q for the quarter ended March 31, 2016 (the “Magellan Interim Financial Statements”), (ii) liabilities which have arisen since the date of the Magellan Interim Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (iv) liabilities disclosed in Section 3.8 of the Magellan Disclosure Schedule. At the Effective Time, neither Magellan nor any of its Subsidiaries will have any short-term or long-term debt for borrowed money outstanding, except as disclosed in Section 3.8 of the Magellan Disclosure Schedule.
Section 3.9    Absence of Certain Changes. Except as disclosed in Section 3.9 of the Magellan Disclosure Schedule, since the date of the Magellan Interim Financial Statements, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Magellan or any of its Subsidiaries, (ii) the business of Magellan and its Subsidiaries has been conducted only in the ordinary course consistent with past practice, (iii) Magellan has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, (iv) Magellan has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Magellan, and (v) there has been no event, condition, action or effect that, if taken during the period of time from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.2.
Section 3.10    Title to Properties; Encumbrances. Section 3.10 of the Magellan Disclosure Schedule contains a complete and accurate list of all material real property, leaseholds, or other interests therein owned by Magellan and any of its Subsidiaries. Magellan and any of its Subsidiaries own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by Magellan and any of its Subsidiaries or reflected as owned in the books and records of Magellan and any of its Subsidiaries, including all of the properties and assets reflected in the Magellan Balance Sheet and the Magellan Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Section 3.10 of the Magellan Disclosure Schedule and personal property sold or otherwise disposed of since the date of the Magellan Balance Sheet and the Magellan Interim Balance Sheet, as the case may be, in the ordinary course of business), and all of the properties and assets purchased or otherwise acquired by Magellan and any of its Subsidiaries since the date of the Magellan Balance Sheet (except for personal property acquired and sold since the date of the Magellan Balance Sheet in the ordinary course of business and consistent with past practice). All material properties and assets reflected in the Magellan Balance Sheet and the Magellan Interim Balance Sheet are free and clear of all material Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Magellan Balance Sheet or the Magellan Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Magellan Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current Taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Magellan or any of its Subsidiaries, and (ii) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by Magellan and any of its Subsidiaries lie wholly within the boundaries of the real property owned by Magellan and any of its Subsidiaries and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.11    Compliance with Laws. Except as disclosed in Section 3.11 of the Magellan Disclosure Schedule, Magellan and its Subsidiaries have complied in all material respects with all applicable Laws, except Applicable Environmental Laws which are specifically addressed in Section 3.16, relating to any aspect of the business of Magellan and its Subsidiaries. Except as disclosed in Section 3.11 of the Magellan Disclosure Schedule, neither Magellan nor its Subsidiaries has received any written notice from any Governmental Authority relating to any aspect of the business of Magellan or its Subsidiaries or alleging that Magellan or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, in each case that would be material to Magellan. Magellan and its Subsidiaries have not been charged or, to the Knowledge of Magellan, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Magellan or its Subsidiaries.
Section 3.12    Tax Matters.
(a)    All material Tax Returns of Magellan and its Subsidiaries have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Magellan and its Subsidiaries have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of Magellan in accordance with U.S. generally accepted accounting principles and on the books and records of its Subsidiaries in accordance with generally accepted accounting principles in effect in the domicile of each Subsidiary.
(b)    All material Taxes required to be withheld or collected by Magellan and its Subsidiaries with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.
(c)    There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Magellan or any of its Subsidiaries. There are no actions, examinations or audits currently pending or, to Magellan’s Knowledge, threatened with respect to Magellan or any of its Subsidiaries in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of Magellan or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where Magellan or any of its Subsidiaries does not file Tax Returns that Magellan or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction.
(d)    There are no Encumbrances for Taxes on any of the assets of Magellan or any of its Subsidiaries. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of Magellan or any of its Subsidiaries.

(e)    None of Magellan or any of its Subsidiaries is a party to, or subject to, any Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement (whether or not written) with respect to Taxes that could affect the Tax liability of Magellan or any of its Subsidiaries. Magellan and its Subsidiaries have no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.
(f)    None of Magellan or any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.
(g)    None of Magellan or any of its Subsidiaries have participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Neither Magellan nor Merger Sub knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No state, federal or foreign “net operating loss” of Magellan or any of its Subsidiaries determined as of the Effective Time is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state or foreign Law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state or foreign Law occurring prior to the Effective Time.
Section 3.13    Legal Proceedings. Except as set forth in Section 3.13 of the Magellan Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Magellan, threatened against or involving Magellan, any of its Subsidiaries or any of their respective properties or assets; provided, however, that Proceedings that are or will be covered by insurance in full (save and except any applicable deductibles), and where the amount claimed is within policy limits, need not be listed on Section 3.13 of the Magellan Disclosure Schedule.
Section 3.14    Brokerage Fees. Neither Magellan nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction, except as disclosed in Section 3.14 of the Magellan Disclosure Schedule, which fee set forth on Section 3.14 of the Magellan Disclosure Schedule shall be paid by Magellan on or prior to the Effective Time.
Section 3.15    Permits. Except with respect to Permits pertaining to environmental matters covered by Section 3.16 below, Section 3.15 of the Magellan Disclosure Schedule sets forth a list of all material Permits necessary or required for the conduct of the business of Magellan and its Subsidiaries as currently conducted. Each such Permit is in full force and effect in all material respects, and Magellan is in material compliance with its Permits. Neither Magellan nor its Subsidiaries have received any written notice from any Governmental Authority, and no Proceeding is pending or, to the Knowledge of Magellan, threatened, with respect to any alleged failure by Magellan or its Subsidiaries to have any material Permit.
Section 3.16    Environmental Matters. Except as disclosed in Section 3.16 of the Magellan Disclosure Schedule, (i) Magellan and its assets, real properties and operations are in compliance in all material respects with all applicable Laws pertaining to the environment, Hazardous Substances or Hazardous

Wastes (“Applicable Environmental Laws”), including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), and the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”); (ii) Magellan has obtained all material environmental Permits required under Applicable Environmental Laws to operate the business of Magellan as currently operated; (iii) Magellan has not received any written notice of any investigation or inquiry regarding the properties of Magellan from any Governmental Authority under any Applicable Environmental Law, and (iv) there are no Proceedings, Orders, decrees, writs, injunctions or judgments pending or in effect, or, to the Knowledge of Magellan, threatened by a Governmental Authority or other third party against Magellan that allege a violation of or liability under any Applicable Environmental Law that remain pending or unresolved, and, to the Knowledge of Magellan, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceedings, Orders, decrees, writs, injunctions or judgments that would reasonably be expected to result in a Material Adverse Effect on Magellan. Except as disclosed in Section 3.16 of the Magellan Disclosure Schedule, to the Knowledge of Magellan, the properties of Magellan have not been used for Disposal of any Hazardous Substance such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws, and to the Knowledge of Magellan, no condition otherwise exists on any of the properties of Magellan such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws. The term “Hazardous Substance” as used herein shall have the meaning specified in CERCLA, and the terms “Hazardous Waste” and “Disposal” shall have the meanings specified in RCRA. All references to Magellan in this Section 3.16 shall be deemed to include the Magellan Subsidiaries.
Section 3.17    Insurance. Section 3.17 of the Magellan Disclosure Schedule contains a complete and correct list of material insurance policies, as of the date of this Agreement, maintained by or on behalf of Magellan and its Subsidiaries.
Section 3.18    Employees. Except as set forth in Section 3.18 of the Magellan Disclosure Schedule, neither Magellan nor any of its Subsidiaries are a party to, or bound by, any collective bargaining or other agreement with a labor organization. Except as set forth in Section 3.18 of the Magellan Disclosure Schedule, Magellan and its Subsidiaries are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of Magellan, threatened Proceeding against or involving Magellan or any of its Subsidiaries by or before, and neither Magellan nor any of its Subsidiaries is subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of Magellan or any of its Subsidiaries. Section 3.18 of the Magellan Disclosure Schedule lists all employees of Magellan and its Subsidiaries as of the date hereof.
Section 3.19    Agreements, Contracts and Commitments.
(a)    Section 3.19 of the Magellan Disclosure Schedule lists all Material Contracts of Magellan of Magellan and its Subsidiaries. Except as set forth in Section 3.19 of the Magellan Disclosure Schedule and as contemplated hereby, Magellan is not a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any Employee Benefit Plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreements between or among Magellan or one of its Affiliates or with any Related Person of Magellan (other than agreements solely between or among Magellan and its wholly-owned Subsidiaries), (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of Magellan Stock or any other outstanding Securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Magellan to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $50,000, (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including Magellan and any of its Subsidiaries, (ix) any contract that requires Magellan to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions or that contains calls on, or options to purchase, material quantities of Production, (x) any contract that provides for the indemnification by Magellan of any Person or the assumption of any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which Magellan is a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of Magellan, (xiii) any contract with any Governmental Authority to which Magellan is a party, (xiv) any contract to which Magellan is a party that provides for any joint venture, partnership or similar arrangement by Magellan, (xv) any agreement to sell, lease, farmout, exchange or otherwise dispose of all or any part of the properties of Magellan from and after the Closing Date, but excluding rights of reassignment upon intent to abandon any asset included in the properties of Magellan and excluding sales, in the ordinary course of Magellan’s business, of any obsolete inventory and equipment or Hydrocarbons, (xvi) any tax partnership agreement, (xvii) any agreement that constitutes a joint operating agreement, unit operating agreement, unitization or pooling agreement, participation agreement, exploration agreement, development agreement, partnership agreement, joint venture agreement or similar agreement, (xviii) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xix) any agreement that constitutes a lease of real property. Magellan has made available to Tellurian accurate and complete copies of all written Material Contracts, including all amendments thereto. All references to Magellan in this Section 3.19 shall be deemed to include the Magellan Subsidiaries.
(b)    Except as set forth in Section 3.19 of the Magellan Disclosure Schedule, Magellan has not materially breached any of the terms or conditions of any lease, contract, agreement, commitment, instrument or understanding (whether written or oral) set forth or required to be set forth in Section 3.19 of the Magellan Disclosure Schedule. There is not, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification.
(c)    Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of Magellan or its Subsidiaries and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the consummation of the Merger, will continue to constitute a valid and binding obligation of Magellan or its Subsidiaries.

Section 3.2    Benefit Plans.
(a)    Section 3.20 of the Magellan Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (i) that Magellan or its Subsidiaries or ERISA Affiliates sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (ii) to which Magellan or its Subsidiaries or ERISA Affiliates contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (iii) with respect to which Magellan or its Subsidiaries or ERISA Affiliates may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Magellan or its Subsidiaries) (each a “Magellan Benefit Plan” and collectively referred to as the “Magellan Benefit Plans”).
(b)    With respect to each Magellan Benefit Plan, true, correct and complete copies of the following documents, to the extent applicable, have been provided or made available to Tellurian: (i) all plans and related trust documents, and amendments thereto, and all funding arrangements and insurance contracts now in effect; (ii) the two (2) most recent Forms 5500; (iii) the most recent IRS determination, advisory or opinion letter, if any; (iv) the two (2) most recent summary plan descriptions; (v) the most recent summaries of material modifications; (vi) the two (2) most recent summary annual reports; (vii) nondiscrimination, coverage and any other applicable testing performed with respect to the two (2) most recent years, if any; (viii) the two (2) most recent participant and fiduciary fee disclosure notices; (ix) the two (2) most recent summaries of benefits and coverage; (x) the most recent service agreements related to the plan’s administration; and (xi) written descriptions of all non-written agreements relating to the Magellan Benefit Plans.
(c)    No Magellan Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either Magellan or any of its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan.
(d)    There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any Law applicable to any of the Magellan Benefit Plans, in any such case that would subject Magellan or its Subsidiaries or ERISA Affiliates to any material Taxes, penalties or other liabilities. There are no investigations or audits of any Magellan Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to Magellan, its Subsidiaries or its ERISA Affiliates that has not been fully discharged, and no Magellan Benefit Plan, or within the six (6) years prior to the Closing Date, has been is a participant in any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority.
(e)    Each Magellan Benefit Plan has been operated, in all material respects, in compliance with applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Magellan Benefit Plan have, in all material respects, been timely and completely filed or distributed. Magellan or its Subsidiaries have, in all material respects, timely made all contributions and other payments required by and due under the terms of each Magellan Benefit Plan and applicable Law, including ERISA, and all benefits accrued under any unfunded Magellan Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(f)    Each Magellan Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is the adopter of a volume submitter or prototype document that has received a favorable advisory or opinion letter from the IRS, all subsequent interim amendments have been made in a timely manner, and no such Magellan Benefit Plan has been amended or operated in a way that could reasonably be expected to adversely affect its qualified status or the tax-exempt status of its related trust. No Magellan Benefit Plan that is represented to be qualified under Section 401(a) of the Code has been terminated or partially terminated during the preceding six (6) years, nor has Magellan discontinued contributions to any such plan, without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by applicable Law.
(g)    There are no pending Claims relating to any Magellan Benefit Plan (other than ordinary claims for benefits) and none are threatened.
(h)    No Magellan Benefit Plan provides post-termination or retiree medical or retiree life insurance benefits to any person for any reason, except as required under Section 4980B of the Code and subsequent guidance, and neither Magellan nor any of its Subsidiaries or ERISA Affiliates has any liability to provide post-termination or retiree medical or retiree life insurance benefits to any person or, to Magellan’s Knowledge, ever represented, promised or contracted to any person (either individually or as part of a group) that any such person would be provided with such post-termination benefits, except to the extent required under Section 4980B of the Code and subsequent guidance. Each Magellan Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, is currently in compliance with and has always complied with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601 through 608, inclusive, of ERISA or similar state applicable Law, in each case in all material respects.
(i)    Magellan and its Subsidiaries and its ERISA Affiliates have not established or maintained, nor have any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is not in compliance with the applicable provisions of Section 409A of the Code and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
(j)    Each Magellan Benefit Plan is amendable and terminable unilaterally by Magellan or its Subsidiaries or ERISA Affiliates at any time without liability or expense (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto). The investment vehicles used to fund any Magellan Benefit Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.
(k)    Except as set forth on Section 3.20 of the Magellan Disclosure Schedule, neither the execution of this Agreement, the consummation of the Merger nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of Magellan or any of its Subsidiaries or ERISA Affiliates to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Magellan or any of its Subsidiaries or ERISA Affiliates to merge, amend or terminate any Magellan Benefit Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Magellan Benefit Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
Section 3.21    Hedging. Magellan and its Subsidiaries are not engaged in any commodity or foreign exchange futures, option, hedging or derivatives transactions or arrangements in respect of which it has any future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Magellan and its Subsidiaries are not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities or currencies.
Section 3.22    Regulatory Agencies. Except as set forth in Section 3.22 of the Magellan Disclosure Schedule, all filings heretofore made by Magellan and its Subsidiaries with all federal, state and local agencies or commissions were made in compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings. The right of Magellan and its Subsidiaries to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Authority has not been suspended, and neither Magellan nor its Subsidiaries has received written notification questioning the validity of any such tariff, rate schedule or similar instrument that is material to the operations of the properties of Magellan, taken as a whole, from any Governmental Authority or customer.
Section 3.23    Intellectual Property. Magellan owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material patents, trademarks, copyrights, trade secrets, know-how and other items of intellectual property (collectively, “Intellectual Property”) required in the operation of its business as presently conducted or planned to be conducted. No third party has asserted in writing delivered to Magellan or its Subsidiaries an unresolved claim that Magellan or its Subsidiaries are infringing on the Intellectual Property of such third party, and to the Knowledge of Magellan, no third party is infringing on the Intellectual Property owned by Magellan or its Subsidiaries.
Section 3.24    SEC Filings. Since July 1, 2012, Magellan has filed with or furnished to the SEC all SEC Filings required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed or furnished (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed SEC Filing prior to the date hereof, in which case as of the date of such amendment), each SEC Filing as of the date filed (i) complied (or to the extent filed after the date hereof and prior to the Closing Date, will comply) in all material respects with the applicable requirements of the Exchange Act and the Securities Act (as the case may be) and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the SEC Filing and (ii) did not contain (or to the extent filed after the date hereof and prior to the Closing Date, will not contain) any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding written comments from the SEC with respect to any SEC Filings.
Section 3.25    Certain Business Practices.
(a)    To the Knowledge of Magellan, neither Magellan nor any Subsidiary has since January 1, 2010, directly or indirectly, (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable Anti-Corruption Laws (as defined below) of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to Magellan and the Subsidiaries and their respective operations, except as would not constitute a Material Adverse Effect. Magellan has instituted and maintained policies and procedures designed to ensure compliance with such Laws.
(b)    To the Knowledge of Magellan and except as would not constitute a Material Adverse Effect, none of Magellan, any Subsidiary or any Affiliate of Magellan, nor any of their respective directors, officers, employees, agents or other Representatives, or anyone acting on behalf of Magellan or its Subsidiaries, is aware of or has taken, since January 1, 2010, any action, directly or indirectly, that would result in a violation of: the FCPA; the Bribery Act; or any analogous anticorruption Laws applicable to Magellan, the Subsidiaries or Affiliates of Magellan, as applicable (collectively, “Anti-Corruption Laws”), including, without limitation, offering, paying, promising to pay or authorizing the payment of money or anything of value to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion of it would be given to a foreign governmental official and used for the purpose of (A) influencing any act or decision of a foreign governmental official or other Person, including a decision to fail to perform official functions, (B) inducing any foreign governmental official or other Person to do or omit to do any act in violation of the lawful duty of such official, (C) securing any improper advantage, or (D) inducing any foreign governmental official to use influence with any Governmental Authority in order to affect any act or decision of such Governmental Authority, in order to assist Magellan, any Subsidiary or any Affiliate of Magellan in obtaining or retaining business with, or directing business to, any Person, in each case, in violation of any applicable Anti-Corruption Laws.
(c)    No proceeding by or before any Governmental Authority involving Magellan, any Subsidiary or any Affiliate of Magellan, or any of their directors, officers, employees, or agents, or anyone acting on behalf of Magellan or its Subsidiaries, with respect to any applicable Anti-Corruption Laws is pending or, to the Knowledge of Magellan, threatened. Since January 1, 2010, no civil or criminal penalties have been imposed on Magellan, any Subsidiary or any Affiliate of Magellan with respect to violations of any applicable Anti-Corruption Law, except as have already been disclosed in the SEC Filings, nor have any disclosures been submitted to any Governmental Authority with respect to violations of the FCPA, the Bribery Act or any other applicable Anti-Corruption Laws.
(d)    Except as would not constitute a Material Adverse Effect, the operations of Magellan and the Subsidiaries are and have been, since January 1, 2010, conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions

Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority or any arbitrator involving Magellan or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of Magellan, threatened.
Section 3.26    Information Provided. None of the information supplied or to be supplied by Magellan for inclusion or incorporation by reference in (a) the Magellan registration statement on Form S-4 (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the Proxy/Prospectus will, at the date the Proxy/Prospectus is mailed to the Magellan Stockholders or Tellurian Stockholders or at the time of the meeting of the Magellan Stockholders or Tellurian Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by Magellan will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Magellan with respect to statements made or incorporated by reference therein based on information regarding Tellurian incorporated by reference in the Proxy/Prospectus or supplied by Tellurian specifically for inclusion in the Proxy/Prospectus.
Section 3.27    Magellan Fairness Opinion. The Magellan Board has received the Magellan Fairness Opinion as of or prior to the date hereof.
Section 3.28    Magellan Stockholder Approval. The Magellan Stockholder Approval is the only vote or approval required of the holders of any class or series of Magellan capital stock that shall be necessary to adopt this Agreement and to consummate the transactions contemplated hereby, including the Merger.
Section 3.29    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Magellan Disclosure Schedule) and the SEC Filings, neither Magellan nor any other Person makes (and Tellurian agrees that it is not relying upon) any other express or implied representation or warranty with respect to Magellan (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Magellan disclaims any other representations or warranties not contained in this Agreement or the SEC Filings, whether made by Magellan, any Affiliate of Magellan or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Magellan Disclosure Schedule) and the SEC Filings, Magellan disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Tellurian or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Tellurian by any director, officer, employee, agent, consultant or representative of Magellan or any of its Affiliates). The disclosure of any matter or item in the Magellan Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on Magellan.

ARTICLE IV
Representations and Warranties of Tellurian
Except as disclosed in the disclosure letter delivered by Tellurian to Magellan (the “Tellurian Disclosure Schedule”) prior to the execution of this Agreement (provided that disclosure in any section of the Tellurian Disclosure Schedule shall be deemed to be disclosure with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto), Tellurian represents and warrants to Magellan that:
Section 4.1    Organization. Tellurian is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Tellurian has full corporate power and authority to carry on its business as presently conducted. Tellurian is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on Tellurian. Tellurian has made available to Magellan accurate and complete copies of all Tellurian Organizational Documents and the organizational documents of each Subsidiary of Tellurian.
Section 4.2    Capitalization.
(a)    The authorized capital stock of Tellurian consists of 200,000,000 shares of Tellurian Stock, of which 93,631,000 shares are issued and outstanding and no shares are held in treasury as of the date hereof. All of the outstanding shares of Tellurian Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights.
(b)    There are no preemptive rights to purchase any Securities of Tellurian or any Tellurian Subsidiary. Except as set forth in Section 4.2 of the Tellurian Disclosure Schedule, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Tellurian Stock or other Securities of Tellurian or any Subsidiary of Tellurian.
(c)    Except as set forth in Section 4.2 of the Tellurian Disclosure Schedule, Tellurian does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.
Section 4.3    Authority. Subject to the receipt of the Tellurian Stockholder Approval, Tellurian has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Tellurian of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Tellurian are necessary to authorize the execution, delivery and performance by Tellurian of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Tellurian and, assuming the due authorization, execution and delivery of the other Parties, constitutes, and each other agreement, instrument or document executed or to be executed by Tellurian in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Tellurian and, assuming the due authorization, execution and delivery of the other Parties, constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Tellurian enforceable against Tellurian in accordance with their respective terms, except that such enforceability may be limited by Creditor Rights.
Section 4.4    Non-Contravention. Subject to the receipt of the Tellurian Stockholder Approval, the execution, delivery and performance by Tellurian of this Agreement and the consummation by it of the transactions contemplated hereby, do not and will not (i) conflict with or result in a violation of any provision of the certificate of incorporation, bylaws or other governing instruments of Tellurian or any of its Subsidiaries, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Tellurian or any of its Subsidiaries is a party or by which Tellurian or any of its Subsidiaries may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property of Tellurian or any of its Subsidiaries except for Permitted Encumbrances and Encumbrances set forth in Section 4.4 of the Tellurian Disclosure Schedule, or (iv) assuming compliance with the matters referred to in Section 4.6, violate any applicable Law binding upon Tellurian or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Tellurian.
Section 4.5    Subsidiaries. Section 4.5 of the Tellurian Disclosure Schedule sets forth a true and complete list of each of Tellurian’s Subsidiaries and each such Subsidiary’s jurisdiction of incorporation or organization. Each Subsidiary of Tellurian is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization to the extent such jurisdiction recognizes such concept, and has all requisite organizational power and authority and governmental authorizations necessary to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Material Adverse Effect on Tellurian. Tellurian, directly or indirectly, owns 100% of the Securities of each Subsidiary of Tellurian, free and clear of all Encumbrances.
Section 4.6    Governmental Approvals. No material consent, approval, Order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Tellurian or any Tellurian Subsidiary in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, and (b) any such consent, approval, Order, authorization, registration, filing, or permit the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Tellurian.

Section 4.7    Financial Statements. Tellurian has delivered to Magellan the unaudited consolidated balance sheet with assets, liabilities and stockholders’ equity of Tellurian as of June 30, 2016, and the consolidated statement of operations, consolidated statements of changes in stockholder’s equity, and consolidated statements of cash flow for the six (6) months then ended (the “Unaudited Tellurian Financial Statements.” Prior to the Effective Time, Tellurian shall deliver to Magellan the audited consolidated balance sheet of Tellurian Services, a Delaware limited liability company and the wholly-owned subsidiary of Tellurian, as of December 31, 2015, and the related audited statements of operations, stockholders’ equity and cash flows for the year then ended, and the notes and schedules thereto (the “Audited Tellurian Financial Statements,” and together with the Unaudited Tellurian Financial Statements, the “Tellurian Financial Statements”). The Tellurian Financial Statements (A) shall have been prepared from the books and records of Tellurian in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (B) accurately and fairly present in all material respects the consolidated financial position of Tellurian as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.
Section 4.8    Absence of Undisclosed Liabilities. Neither Tellurian nor any of its Subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise) that would be required to be set forth on a balance sheet of Tellurian prepared in accordance with GAAP, except (i) liabilities reflected in the Unaudited Tellurian Financial Statements, (ii) liabilities which have arisen since the date of the Unaudited Tellurian Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (iv) liabilities disclosed in Section 4.8 of the Tellurian Disclosure Schedule.
Section 4.9    Absence of Certain Changes. Except as disclosed in Section 4.9 of the Tellurian Disclosure Schedule, since the date of the Unaudited Tellurian Financial Statements, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on Tellurian, (ii) the business of Tellurian has been conducted only in the ordinary course consistent with past practice, (iii) Tellurian has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, (iv) Tellurian has not suffered any Loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance) that would result in a Material Adverse Effect on Tellurian, and (v) there has been no event, condition, action or effect that, if taken during the period of time from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.2.
Section 4.10    Compliance with Laws. Except as disclosed in Section 4.10 of the Tellurian Disclosure Schedule, to the Knowledge of Tellurian, Tellurian has complied in all material respects with all applicable Laws relating to any aspect of the business of Tellurian. Except as disclosed in Section 4.10 of the Tellurian Disclosure Schedule, Tellurian has not received any written notice from any Governmental Authority relating to any aspect of the business of Tellurian or alleging that Tellurian is not in compliance with or is in default or violation of any applicable Law. Tellurian has not been charged or, to the Knowledge of Tellurian, threatened with, or under investigation with respect to, any material violation of any applicable Law relating to any aspect of the business of Tellurian.
Section 4.11    Tax Matters.
(a)    All material Tax Returns of Tellurian have been timely filed (taking into account applicable extensions of time to file) with the appropriate Taxing Authority and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Tellurian have been paid and all such Taxes incurred but not yet due and owing have either been paid or properly accrued on the books and records of Tellurian in accordance with U.S. generally accepted accounting principles.
(b)    All material Taxes required to be withheld or collected by Tellurian with respect to any employee, independent contractor, purchaser or other third party have been withheld or collected, and have been timely paid to the appropriate Taxing Authority or properly accrued.
(c)    There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Tellurian. There are no actions, examinations or audits currently pending or, to Tellurian’s Knowledge, threatened with respect to Tellurian in respect of any Tax. No issue has been raised by a Taxing Authority in any prior action or examination of Tellurian which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. No claim has been made in writing by any Governmental Authority in a jurisdiction where Tellurian does not file Tax Returns that Tellurian is, or may be, subject to taxation by that jurisdiction.
(d)    There are no Encumbrances for Taxes on any of the assets of Tellurian. There are no Encumbrances for Taxes, other than Encumbrances with respect to current period Taxes not yet due or payable, on any of the assets of Tellurian.
(e)    Tellurian is not a party to, and Tellurian is not subject to, any Tax allocation, Tax sharing or similar agreement, Tax indemnity obligation or similar agreement, or other agreement or arrangement (whether or not written) with respect to Taxes that could affect the Tax liability of Tellurian. Tellurian has no liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, by contract or otherwise.
(f)    Tellurian has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b). Tellurian does not know of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
Section 4.12    Legal Proceedings. Except as set forth in Section 4.12 of the Tellurian Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Tellurian, threatened against or involving Tellurian, any Subsidiary of Tellurian or any of their respective properties or assets; provided, however, that Proceedings that are or will be covered by insurance in full (save and except any applicable deductibles), and where the amount claimed is within policy limits, need not be listed on Section 4.12 of the Tellurian Disclosure Schedule.

Section 4.13    Brokerage Fees. Tellurian has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.
Section 4.14    Environmental Matters. Except as disclosed in Section 4.14 of the Tellurian Disclosure Schedule, (i) Tellurian and its assets, real properties and operations are in compliance in all material respects with all Applicable Environmental Laws; (ii) Tellurian has obtained all material environmental Permits required under Applicable Environmental Laws to operate the business of Tellurian as currently operated; (iii) Tellurian has not received any written notice of any investigation or inquiry regarding the properties of Tellurian from any Governmental Authority under any Applicable Environmental Law, and (iv) there are no Proceedings, Orders, decrees, writs, injunctions or judgments pending or in effect, or, to the Knowledge of Tellurian, threatened by a Governmental Authority or other third party against Tellurian that allege a violation of or liability under any Applicable Environmental Law that remain pending or unresolved, and, to the Knowledge of Tellurian, there are no existing facts or circumstances that would reasonably be expected to give rise to any such Proceedings, Orders, decrees, writs, injunctions or judgments that would reasonably be expected to result in a Material Adverse Effect on Tellurian. Except as disclosed in Section 4.14 of the Tellurian Disclosure Schedule, to the Knowledge of Tellurian, the properties of Tellurian have not been used for Disposal of any Hazardous Substance such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws, and to the Knowledge of Tellurian, no condition otherwise exists on any of the properties of Tellurian such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws. All references to Tellurian in this Section 4.14 shall be deemed to include the Tellurian Subsidiaries.
Section 4.15    Employees. Except as set forth in Section 4.15 of the Tellurian Disclosure Schedule, Tellurian is not a party to, or bound by, any collective bargaining or other agreement with a labor organization. Except as set forth in Section 4.15 of the Tellurian Disclosure Schedule, Tellurian is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. There is no pending or, to the Knowledge of Tellurian, threatened Proceeding against or involving Tellurian by or before, and Tellurian is not subject to any judgment, Order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any former employee of Tellurian.
Section 4.16    Agreements, Contracts and Commitments.
(a)    Section 4.16 of the Tellurian Disclosure Schedule lists all Material Contracts of Tellurian. Except as set forth in Section 4.16 of the Tellurian Disclosure Schedule and as contemplated hereby, Tellurian is not a party to, as of the date hereof, (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any Employee Benefit Plans, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreements between or among Tellurian or one of its Affiliates or with any Related Person of Tellurian (other than agreements solely between or among Tellurian and its wholly owned Subsidiaries), (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of distributions in respect of any outstanding Securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Tellurian to engage or compete in any line of business or with any Person or in any geographic area during any period of time, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $50,000, (viii) any agreement, contract or commitment relating to the acquisition, disposition or voting of assets or capital stock of any business enterprise, including Tellurian and any of its Subsidiaries, (ix) any contract that requires Tellurian to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions, (x) any contract that provides for the indemnification by Tellurian of any Person or the assumption of any Tax, environmental or other liability of any Person, (xi) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contract to which Tellurian is a party, (xii) except for contracts relating to trade receivables, any contract relating to indebtedness (including guarantees) of Tellurian, (xiii) any contract with any Governmental Authority to which Tellurian is a party, (xiv) any contract to which Tellurian is a party that provides for any joint venture, partnership or similar arrangement by Tellurian, (xv) any tax partnership agreement, (xvi) any agreement that constitutes a joint operating agreement, unit operating agreement, unitization or pooling agreement, participation agreement, exploration agreement, development agreement, partnership agreement, joint venture agreement or similar agreement, (xvii) any agreement that provides for an irrevocable power of attorney that will be in effect after the Closing Date or (xviii) any agreement that constitutes a lease of real property. Tellurian has made available to Magellan accurate and complete copies of all written Material Contracts, including all amendments thereto. All references to Tellurian in this Section 4.16 shall be deemed to include the Tellurian Subsidiaries.
(b)    Except as set forth in Section 4.16(b) of the Tellurian Disclosure Schedule, Tellurian has not materially breached any of the terms or conditions of any Material Contract. There is not, to the Knowledge of Tellurian, under any Material Contract, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification.
(c)    Except to the extent the enforceability thereof may be limited by Creditor Rights, each of the Material Contracts (i) constitutes the valid and binding obligation of Tellurian and constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the consummation of the Merger, will continue to constitute a valid and binding obligation of Tellurian.
Section 4.17    Benefit Plans. Section 4.17 of the Tellurian Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans (a) that Tellurian sponsors or maintains with respect to its current or former employees, managers, directors of other service providers, (b) to which Tellurian contributes or has an obligation to contribute with respect to its current or former employees, managers, directors or other service providers, or (c) with respect to which Tellurian may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Tellurian) (each a “Tellurian Benefit Plan” and collectively referred to as the “Tellurian Benefit Plans”). With respect to each Tellurian Benefit Plan, true, correct and complete copies of the following documents, to the extent applicable, have been provided or made available to Magellan: (i) all plans and related trust documents, and amendments thereto; (ii) the two (2) most recent Forms 5500; (iii) the most recent IRS determination, advisory or opinion letter, if any; (iv) the two (2) most recent summary plan descriptions; (v) the most recent summaries of material modifications; (vi) the two (2) most recent summary annual reports;

(vii) nondiscrimination, coverage and any other applicable testing performed with respect to the two (2) most recent years, if any; (viii) the two (2) most recent participant and fiduciary fee disclosure notices; (ix) the two (2) most recent summaries of benefits and coverage; (x) the most recent service agreements related to the plan’s administration; and (xi) written descriptions of all non-written agreements relating to the Tellurian Benefit Plans. No Tellurian Benefit Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, nor has either Tellurian or any of its ERISA Affiliates ever sponsored, maintained, contributed to or been obligated to contribute to any such plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any Law applicable to any of the Tellurian Benefit Plans, in any such case that would subject Tellurian to any material Taxes, penalties or other liabilities. There are no investigations or audits of any Tellurian Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to Tellurian, its Subsidiaries or its ERISA Affiliates that has not been fully discharged. Each Tellurian Benefit Plan has been operated, in all material respects, in compliance with applicable Law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Tellurian Benefit Plan have, in all material respects, been timely and completely filed or distributed. Each Tellurian Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is the adopter of a volume submitter or prototype document that has received a favorable advisory or opinion letter from the IRS, all subsequent interim amendments have been made in a timely manner, and no such Tellurian Benefit Plan has been amended or operated in a way that could reasonably be expected to adversely affect its qualified status or the tax-exempt status of its related trust. No Tellurian Benefit Plan that is represented to be qualified under Section 401(a) of the Code has been terminated or partially terminated during the preceding six years, nor has Tellurian discontinued contributions to any such plan, without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by applicable Law. There are no pending Claims relating to any Tellurian Benefit Plan (other than ordinary claims for benefits) and none are threatened. No Tellurian Benefit Plan provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Each Tellurian Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or similar state Law, is currently in compliance with an has always complied with the applicable continuation requirements of Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Section 601 through 608, inclusive, of ERISA or similar state applicable Law. Tellurian has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) that is not in compliance with the applicable provisions of Section 409A of the Code. Each Tellurian Benefit Plan is amendable and terminable unilaterally by Tellurian or its Subsidiaries at any time without liability or expense (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto). The investment vehicles used to fund any Tellurian Benefit Plan may be changed at any time without incurring a sales charge, surrender fee or similar expense.
Section 4.18    Hedging. Tellurian is not engaged in any commodity or foreign exchange futures, option, hedging or derivatives transactions or arrangements in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments. Tellurian is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities or currencies.
Section 4.19    Regulatory Agencies. Except as set forth in Section 4.26 of the Tellurian Disclosure Schedule, all filings heretofore made by Tellurian and its Subsidiaries with all federal, state and local agencies or commissions were made in compliance with applicable Laws and the factual information contained therein was true and correct, in each case in all material respects as of the respective dates of such filings. The right of Tellurian and its Subsidiaries to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Authority has not been suspended, and neither Tellurian nor its Subsidiaries has received written notification questioning the validity of any such tariff, rate schedule or similar instrument that is material to the operations of the properties of Tellurian, taken as a whole, from any Governmental Authority or customer.
Section 4.20    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tellurian, (a) Tellurian owns or has the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of its business as presently conducted or planned to be conducted; (b) no third party has asserted in writing delivered to Tellurian or its Subsidiaries an unresolved claim that Tellurian or its Subsidiaries are infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Tellurian, no third party is infringing on the Intellectual Property owned by Tellurian or its Subsidiaries.
Section 4.21    Compliance with Securities Laws and Accuracy of Disclosure. Tellurian and its Subsidiaries have complied, in all material respects, with all applicable securities Laws in connection with the offering contemplated by its private placement memorandum dated June 14, 2016 (the “PPM”) and any other offers or sales of their Securities since inception. The PPM did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The plan for the development of Tellurian’s business as set forth in the PPM is, in the good faith judgment of Tellurian, achievable, subject to the risks and contingencies described in the PPM.
Section 4.22    Tellurian Stockholder Approval. The Tellurian Stockholder Approval is the only vote or approval required of the holders of any class or series of Tellurian capital stock that shall be necessary to adopt this Agreement and to consummate the transactions contemplated hereby, including the Merger.
Section 4.23    Independent Evaluation. In entering into this Agreement, Tellurian acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement, the information in the SEC Filings and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbons associated with the properties of Magellan.
Section 4.24    Ownership of Magellan Common Stock. Neither Tellurian nor any “affiliate” or “associate” (as such terms are used in Section 203 of the DGCL) of Tellurian, is, or was or became at any time during the last three years, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of Magellan.
Section 4.25    Information Provided. None of the information supplied or to be supplied by Tellurian for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, and (b) the Proxy/Prospectus will, at the date the Proxy/Prospectus is mailed to the Magellan Stockholders and Tellurian Stockholders or at the time of the meeting of the Magellan Stockholders and Tellurian Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by Tellurian will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Tellurian with respect to statements made or incorporated by reference therein based on information regarding Magellan incorporated by reference in the Proxy/Prospectus or supplied by Magellan specifically for inclusion in the Proxy/Prospectus.
Section 4.26    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as qualified by the Tellurian Disclosure Schedule), neither Tellurian nor any other Person makes (and Magellan agrees that it is not relying upon) any other express or implied representation or warranty with respect to Tellurian (including the value, condition or use of any asset) or the transactions contemplated by this Agreement, and Tellurian disclaims any other representations or warranties not contained in this Agreement, whether made by Tellurian, any Affiliate of Tellurian or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Tellurian Disclosure Schedule), Tellurian disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Magellan or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Magellan by any director, officer, employee, agent, consultant or representative of Tellurian or any of its Affiliates). The disclosure of any matter or item in the Tellurian Disclosure Schedule shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect on Tellurian.
ARTICLE V
Additional Covenants and Agreements
Section 5.1    Preparation of the Proxy/Prospectus; Magellan Stockholder Meeting.
(a)    As soon as reasonably practicable following the date of this Agreement, Magellan shall prepare and file with the SEC a preliminary Proxy/Prospectus to obtain the Magellan Stockholder Approval and Tellurian Stockholder Approval. Magellan shall use its reasonable best efforts to have the Proxy/Prospectus cleared for use under the Exchange Act as promptly as practicable after such filing. Magellan shall cause the Proxy/Prospectus to be mailed to the Magellan Stockholders as promptly as practicable after the clearance is received from the SEC. If at any time prior to the Closing Date any information relating to Magellan, Tellurian, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy/Prospectus so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and Magellan shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate the same to the Magellan Stockholders. Magellan shall promptly notify Tellurian of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy/Prospectus or for additional information, and Magellan shall supply Tellurian with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy/Prospectus or the transactions contemplated hereby. Each of Magellan and Tellurian represents to the other that the information supplied or to be supplied by such Party for inclusion or incorporation by reference in the Proxy/Prospectus and any amendment or supplement thereto will not, at the date of mailing to stockholders and at the time of the Magellan Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.
(b)    As promptly as reasonably practicable after the date of this Agreement, Magellan shall file with the SEC the Registration Statement containing the Proxy/Prospectus. Magellan and Tellurian shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Magellan and Tellurian shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities Laws in connection with the issuance of Magellan Shares in the Merger and (i) Magellan shall furnish all information concerning Magellan and the holders of shares of Magellan capital stock, and (ii) Tellurian shall furnish all information concerning Tellurian and the holders of shares of Tellurian capital stock, as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Magellan shall cause the Proxy/Prospectus to be mailed to the Magellan Stockholders and Tellurian Stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Magellan or Tellurian discover any statement which, in light of the circumstances under which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statements made in the Proxy/Prospectus or Registration Statement not misleading, then such Party shall immediately notify each other Party of such misstatements or omissions. Magellan shall advise Tellurian, and Tellurian shall advise Magellan, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Magellan Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the

Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
(c)    Subject to Section 5.3, Magellan shall, (i) as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Magellan Stockholder Meeting and (ii) through the Magellan Board, recommend to the Magellan Stockholders that they adopt this Agreement and approve the Merger pursuant to this Agreement (the “Magellan Board Recommendation”). Except to the extent there is an Adverse Recommendation Change, Magellan shall include in the Proxy/Prospectus a copy of the Magellan Fairness Opinion and (subject to Section 5.3) the Magellan Board Recommendation. Notwithstanding anything in this Agreement to the contrary, Magellan may postpone or adjourn the Magellan Stockholder Meeting (A) after consultation with Tellurian, and with Tellurian’s consent (not to be unreasonably withheld, conditioned or delayed), to solicit additional proxies for the purpose of obtaining the Magellan Stockholder Approval, (B) for the absence of quorum, (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Magellan has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Magellan Stockholders prior to the Magellan Stockholder Meeting and (D) if Magellan has delivered any notice contemplated by Section 5.3(c). Except to the extent there is an Adverse Recommendation Change, each of Magellan and Tellurian shall use their respective reasonable best efforts to solicit their respective stockholders to obtain the Magellan Stockholder Approval and Tellurian Stockholder Approval, respectively.
(d)    Subject to Section 5.3, Tellurian shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Tellurian Stockholder Meeting. Notwithstanding anything in this Agreement to the contrary, Tellurian may postpone or adjourn the Tellurian Stockholder Meeting to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Tellurian has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Tellurian Stockholders prior to the Magellan Stockholder Meeting.
Section 5.2    Conduct of Business.
(a)    Except (i) as expressly permitted by or set forth in this Agreement, (ii) as set forth in the Magellan Disclosure Schedule or the Tellurian Disclosure Schedule, as applicable, (iii) as required by applicable Law or (iv) as agreed to in writing by the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Closing, Magellan shall conduct its business in the ordinary course of business consistent with past practice, and each of Magellan and Tellurian shall, and shall cause each of their respective Subsidiaries to, (A) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (B) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly permitted by or provided in this Agreement, (2) as set forth in the Magellan Disclosure Schedule or the Tellurian Disclosure Schedule, as applicable, (3) as required by applicable Law or (4) as agreed in writing by the Parties, during the period from the date of this Agreement to the Closing, each of Magellan and Tellurian shall not, and shall not permit any of their respective Subsidiaries to:
(i)    (A) issue, sell, grant, pledge, transfer, encumber, dispose of, accelerate the vesting of or modify, as applicable, any of its Securities, or any Securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Securities or any other agreements of any character to purchase or acquire any of its Securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; (B) redeem, purchase or otherwise acquire any of its outstanding Securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its Securities; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Securities, or otherwise make any payments to its equityholders in their capacity as such; or (D) split, adjust, combine, subdivide or reclassify any Securities;
(ii)    incur, refinance or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Magellan or Tellurian or any of their respective Subsidiaries;
(iii)    sell, transfer, lease, farmout, exchange, convey, license or otherwise dispose of any of the properties with a fair market value in excess of $50,000 in the aggregate, without consultation and consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except (1) pursuant to contracts in force at the date of this Agreement and listed on the Magellan Disclosure Schedule or the Tellurian Disclosure Schedule, as applicable, correct and complete copies of which have been made available to the other Parties, (2) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (3) transactions (including sales of oil, natural gas, natural gas liquids and other produced Hydrocarbons) in the ordinary course of business consistent with past practice, (4) the sale of Central Petroleum shares currently held by Magellan for proceeds of up to $1,000,000;
(iv)    make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of Securities or otherwise) in excess of $50,000 in the aggregate for any fiscal year, without consultation and consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the Magellan Disclosure Schedule or Section 5.2(a)(iv) of the Tellurian Disclosure Schedule, as applicable, or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility, provided that such expenditures shall not exceed $50,000 in the aggregate;
(v)    directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (B) any assets that, in the aggregate, have a purchase price in excess of $50,000;

(vi)    make any loans or advances to any Person (other than trade credit granted in the ordinary course of business consistent with past practice);
(vii)    (A) except in the ordinary course of business consistent with past practice, enter into any contract or agreement that would be a Material Contract if in existence as of the date of this Agreement or (B) except in the ordinary course of business consistent with past practice, terminate or amend in any material respect any Material Contract, or (C) (1) waive any material rights under any Material Contract, (2) enter into or extend the term or scope of any Material Contract that materially restricts that Party or any of its Subsidiaries from engaging in any line of business or in any geographic area or (3) enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby;
(viii)    except as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes, (D) file any material amended Tax Return, (E) surrender any right to claim a refund of Taxes; (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (G) take any other action outside of the ordinary course of business that would have the effect of increasing the Tax liability of Magellan or Tellurian or any of their respective Subsidiaries;
(ix)    make any changes in financial accounting methods, principles or practices (or, with respect to Magellan, change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;
(x)    except as contemplated hereby, amend its certificate of incorporation, bylaws, or any other organizational documents;
(xi)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;
(xii)    fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;
(xiii)    except as provided under any agreement entered into prior to the date of this Agreement and disclosed in the Magellan Disclosure Schedule or the Tellurian Disclosure Schedule, as applicable, pay, discharge, waive, settle or satisfy any Claim seeking damages or injunction or other equitable relief, that would, (A) require the payment of monetary damages or (B) involve any injunctive or other non-monetary relief which, in either case, imposes material restrictions on the business operations of Magellan or Tellurian or any of their respective Subsidiaries, in each case, without the consultation and consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned; or

(xiv)    agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the Parties to satisfy any of the conditions to the transactions contemplated hereby, other than as permitted in Section 5.3.
Section 5.3    No Solicitation by Magellan, Etc.
(a)    Except as otherwise permitted by this Section 5.3, Magellan shall not, and shall use its best efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage or knowingly induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) furnish any confidential information or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Tellurian, the Magellan Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as an “Adverse Recommendation Change”).
(b)    Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time prior to obtaining the Magellan Stockholder Approval, (i) Magellan has received an Alternative Proposal that the Magellan Board believes is bona fide, (ii) the Magellan Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then Magellan may (A) furnish information, including any non-public information, with respect to Magellan and its Subsidiaries to the Person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) Magellan shall not, and shall use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Magellan has, or first enters into, a customary confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Tellurian and (y) Magellan shall provide to Tellurian any non-public information with respect to Magellan and its Subsidiaries that was not previously provided or made available to Tellurian prior to or substantially concurrently with providing or making available such non-public information to such other Person.
(c)    In addition to the other obligations of Magellan set forth in this Section 5.3, Magellan shall promptly advise Tellurian, orally and in writing, and in no event later than five (5) Business Days after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Magellan in respect of any Alternative Proposal, and shall, in any such notice to Tellurian, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Tellurian reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Magellan shall promptly provide Tellurian with copies of any additional written materials received by Magellan or that Magellan has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
(d)    Notwithstanding the foregoing, if Magellan receives a written Alternative Proposal that the Magellan Board believes is bona fide and the Magellan Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Magellan Board may, at any time prior to obtaining the Magellan Stockholder Approval, if it determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, effect an Adverse Recommendation Change and/or enter into an Acquisition Agreement; provided, however, that Magellan shall not be entitled to exercise its right to make any Adverse Recommendation Change in response to a Superior Proposal or execute or enter into an Acquisition Agreement for a Superior Proposal until five (5) Business Days after Magellan provides written notice to Tellurian (a “Magellan Notice”) advising Tellurian that the Magellan Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the Person or group making such Superior Proposal and, at the request of Tellurian, Magellan shall negotiate in good faith with Tellurian during such five (5) Business Day period, with respect to any alternative transaction (including any modifications to the terms of this Agreement) that would allow the Magellan Board not to make such Adverse Recommendation Change consistent with its fiduciary duties (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Magellan Notice and a new five (5) Business Day period under this Section 5.3(d)); and provided, further, that Magellan shall not be entitled to exercise its right to make any Adverse Recommendation Change in response to a Superior Proposal or execute or enter into an Acquisition Agreement for a Superior Proposal unless Magellan and its Representatives have complied with the provisions of Section 5.3(a).
(e)    For purposes of this Agreement:
(i)    “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Tellurian, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Magellan, or (B) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Magellan that is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of the equity interests of Magellan; in each case, other than the transactions contemplated hereby.
(ii)    “Superior Proposal” means a bona fide written Alternative Proposal, obtained after the date of this Agreement and not in breach of this Section 5.3, which is on terms and conditions which the Magellan Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory, timing and other aspects of the proposal, all conditions contained therein and the Person making the proposal, to be more favorable to the Magellan Stockholders from a financial point of view than the transactions contemplated hereby (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Tellurian in response to such Alternative Proposal); provided, that, for purposes of this definition of “Superior Proposal,” the term “Alternative Proposal” shall have the meaning assigned to such term in (i), except that the reference to “20%” in the definition of “Alternative Proposal” shall be deemed to be a reference to “50%.”
(f)    Notwithstanding anything in this Section 5.3 to the contrary, the Magellan Board may, at any time prior to obtaining the Magellan Stockholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if the Magellan Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that Magellan shall provide Tellurian with five (5) Business Days’ prior written notice advising Tellurian it intends to effect an Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Intervening Event), and during such five (5) Business Day period, Magellan shall consider in good faith any proposal by Tellurian to amend the terms and conditions of this Agreement in a manner that would allow the Magellan Board not to make such Adverse Recommendation Change consistent with its fiduciary duties. The term “Intervening Event” means, with respect to Magellan, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, reasonably foreseeable by the Magellan Board; provided, however, that none of the items in subsections (i) – (vii) set forth in the definition of “Material Adverse Effect” shall be deemed to be an Intervening Event.
(g)    Nothing contained in this Agreement shall prevent Magellan or the Magellan Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or other applicable Law with respect to an Alternative Proposal if the Magellan Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.3(d) and (f). For the avoidance of doubt, a public statement that describes Magellan’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
Section 5.4    Commercially Reasonable Efforts.
(a)    Subject to the terms and conditions of this Agreement (including Section 5.3 and Section 5.4(c)), each of Magellan and Tellurian shall cooperate with the other and use (and shall cause any of their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
(b)    In furtherance and not in limitation of the foregoing, each of Magellan and Tellurian shall use its commercially reasonable efforts to (i) take all action necessary to ensure that no state takeover statute or similar applicable Law is or becomes applicable to any of the transactions contemplated hereby and (ii) if any state takeover statute or similar applicable Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such applicable Law on the transaction.
(c)    Magellan and Tellurian (including by causing any of their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date.
(d)    On or prior to the fifth (5th) day prior to Closing, Magellan shall provide or make available to Tellurian or its Representatives (i) the organizational documents, including certificate of incorporation, bylaws, operating agreement, partnership agreement, shareholders agreement, or other document governing interests of Magellan in any Person set forth on Section 3.2(d) of the Magellan Disclosure Schedule, (ii) copies of the deeds and other recorded instruments by which Magellan and any of its Subsidiaries acquired real properties and interests set forth on Section 3.10 of the Magellan Disclosure Schedule, and (iii) a list of any Employee Benefits Plans sponsored or maintained with respect to Magellan’s current or former employees, managers, directors of other service providers which has not previously been set forth on Section 3.20 of the Magellan Disclosure Schedule.
Section 5.5    Public Announcements. The initial press release with respect to the execution of this Agreement shall be prepared by Magellan and shall not be issued without Tellurian’s consent, which will not be unreasonably withheld or delayed. Thereafter, no Party shall issue or cause the publication of any press release or other public announcement (except to the extent made in accordance with this Agreement)

with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or by any applicable Nasdaq rules as determined in the good faith judgment of such Party (provided that such Party uses reasonable best efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding the same); provided, however, that Magellan shall not be required by this Section 5.5 to consult with any other Party with respect to a public announcement in connection with (i) the receipt and existence of an Alternative Proposal that the Magellan Board believes is bona fide, (ii) an Adverse Recommendation Change and (iii) matters related thereto, but nothing in this proviso shall limit any obligation of Magellan under Section 5.3(c) to advise and inform Tellurian; provided, further, that each Party and its respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Magellan or Tellurian in compliance with this Section 5.5.
Section 5.6    Access to Information; Confidentiality Agreement. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause any of its respective Subsidiaries to, afford to the other Parties and their Representatives reasonable access to, during normal business hours (and, with respect to books and records, the right to copy) all of its and any of its respective Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its respective Representatives shall hold information received from any other Party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.
Section 5.7    Notification of Certain Matters. Magellan shall give prompt notice to Tellurian, and Tellurian shall give prompt notice to Magellan, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to Tellurian or Magellan, as applicable, (b) any Claim commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE VI and (d) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE VI; provided that, in the case of clauses (c) and (d), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE VI, or give rise to any right to terminate this Agreement under ARTICLE VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8    Indemnification and Insurance.
(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, each of which has been provided or made available to Tellurian prior to the date hereof, from the Effective Time and until the six-year anniversary of the Effective Time, Magellan and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of Magellan or any of its Subsidiaries or who acts as a fiduciary under any Magellan Benefit Plan or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of Magellan or any of its Subsidiaries, a fiduciary under any Magellan Benefit Plan or is or was serving at the request of Magellan or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Magellan Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Merger, other than to the extent such indemnification relates to a breach of this Agreement by Magellan or its Subsidiaries, in each case to the fullest extent permitted under applicable Law (and Tellurian and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) the Indemnified Persons may retain Magellan’s regularly engaged legal counsel or other counsel satisfactory to them, and Tellurian and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Tellurian and the Surviving Corporation shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 5.8, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 5.8 except to the extent such failure materially prejudices such party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Magellan or Surviving Corporation under this Section 5.8, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Tellurian or the Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Tellurian, Surviving Corporation or the Indemnified Person within the last three (3) years.

(b)    Prior to or within 90 days following the Closing Date, Magellan shall purchase “run-off” director and officer indemnification insurance to insure the existing officers and directors of Magellan for a period of six (6) years following the Closing Date in substantially the same amount as the director and officer indemnification insurance policy in existence as of the date of this Agreement.
(c)    The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.8, and its heirs and representatives.
Section 5.9    Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses.
Section 5.10    Section 16 Matters. Prior to the Closing Date, Magellan and Tellurian shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Magellan Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or will become subject to such reporting requirements with respect to Magellan, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.11    Employee Benefits. At Closing, the benefits payable to Magellan employees as set forth in Section 5.11 of the Magellan Disclosure Schedule shall be paid.
Section 5.12    Notice Required by Rule 14f-1 Under Exchange Act. Any notice required under Rule 14f-1 under the Exchange Act concerning the changes in the composition of the Magellan Board as herein provided shall be made on a timely basis.
Section 5.13    Listing Application. Magellan and Tellurian shall take all commercially reasonable actions necessary to cause the Magellan Stock to be eligible for continued listing on Nasdaq following the Effective Time.
Section 5.14    Tax Treatment of the Merger. For U.S. federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
ARTICLE VI
Conditions Precedent
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Magellan Stockholder Approval. The Magellan Stockholder Approval shall have been obtained in accordance with Nasdaq rules and the Magellan Organizational Documents.
(b)    Tellurian Stockholder Approval. The Tellurian Stockholder Approval shall have been obtained in accordance with the Tellurian Organizational Documents.
(c)    No Injunctions or Restraints. No applicable Law, injunction (whether preliminary or permanent), judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Person (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.
Section 6.2    Conditions to Obligations of Magellan and Merger Sub to Effect the Merger. The obligation of Magellan and Merger Sub to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Tellurian contained in Section 4.1, Section 4.2, and Section 4.3 shall be true and correct in all but de minimis respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Tellurian set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth in any individual such representation or warranty) does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tellurian. Magellan shall have received a certificate signed on behalf of Tellurian by an executive officer of Tellurian to such effect.
(b)    Performance of Obligations. Tellurian shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Magellan shall have received a certificate signed on behalf of Tellurian by an executive officer of Tellurian to such effect.
Section 6.3    Conditions to Obligations of Tellurian to Effect the Merger. The obligation of Tellurian to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Magellan contained in Section 3.1, Section 3.2 and Section 3.3 shall be true and correct in all but de minimis respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Magellan set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Material Adverse Effect set forth in any individual such representation or warranty) does not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Magellan. Tellurian shall have received a certificate signed on behalf of Magellan by an executive officer of Magellan to such effect.
(b)    Performance of Obligations of Magellan. Magellan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Tellurian shall have received a certificate signed on behalf of Magellan by an executive officer of Magellan to such effect.
(c)    Resignation of Magellan Directors and Officers. At Closing, all directors and officers of Magellan and each Magellan Subsidiary shall resign except as otherwise contemplated pursuant to Section 1.7, and Antoine Lafargue shall have released any and all contractual or similar obligations payable to him from Magellan or its Affiliates, or otherwise owing to him as a result of his services as an officer, director, agent or employee of the foregoing; provided, however, that such release shall not affect any right to indemnification and insurance as provided in Section 5.8, above; and provided, further, that the foregoing release shall be subject to receipt by Antoine Lafargue of an offer of employment by Magellan, effective as of the Effective Time, providing for terms and conditions substantially similar to those set forth on Section 6.3(c) of the Tellurian Disclosure Schedule.
(d)    Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.
(e)    Nasdaq Listing. The Magellan Shares to be issued in the Merger or in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.
Section 6.4    Frustration of Closing Conditions. Neither Magellan, Merger Sub, nor Tellurian may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or non-compliance with this Agreement.
ARTICLE VII
Termination
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by the mutual written consent of the Magellan Board and the Tellurian Board in a written instrument.

(b)    by Magellan or Tellurian:
(i)    if the Closing shall not have been consummated on or before December 31, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the inability to satisfy such condition was due to the failure of such Party to perform any of its obligations under this Agreement;
(ii)    if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if such Restraint was due to the failure of such Party to perform any of its obligations under this Agreement;
(iii)    if the Magellan Stockholder Meeting shall have concluded and the Magellan Stockholder Approval shall not have been obtained; or
(iv)    if the Tellurian Stockholder Meeting shall have concluded and the Tellurian Stockholder Approval shall not have been obtained.
(c)    by Tellurian:
(i)    (A) if an Adverse Recommendation Change shall have occurred or Magellan failed to make the Magellan Board Recommendation, in each case whether or not permitted by the terms hereof, or (B) if Magellan breached its obligations under Section 5.3 in any material respect; or
(ii)    if Magellan or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Magellan and Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is incapable of being cured, or is not cured, by Magellan or Merger Sub by the earlier of thirty (30) days following receipt of written notice from Tellurian of such breach or failure or the Outside Date; provided that Tellurian shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Tellurian is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such as would result in any of the closing conditions set forth in Section 6.2(a) and Section 6.2(b) not being satisfied.
(d)    by Magellan:
(i)    at any time prior to receipt of the Magellan Stockholder Approval, in order to enter into a binding written agreement with respect to a Superior Proposal, provided that Magellan shall have complied in all material respects with its obligations under Section 5.3; or
(ii)    if Tellurian shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Tellurian set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by Tellurian, by the earlier of thirty (30) days following receipt of written notice from Magellan of such breach or failure or the Outside Date; provided that Magellan shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if Magellan or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such as would result in any of the closing conditions set forth in Section 6.3(a) and Section 6.3(b) not being satisfied.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Parties, specifying the provision or provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), and the provisions in ARTICLE VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Magellan, Tellurian or any of their respective Affiliates, directors and officers, as applicable, except that (a) Tellurian and/or Magellan may have liability as provided in Section 7.3 and (b) no Party shall be relieved or released from any liabilities or damages incurred or suffered by the other Parties arising out of fraud or any Willful Breach of any covenant or agreement contained in this Agreement. If more than one provision of Section 7.1 is available to a terminating Party in connection with a termination of this Agreement, the terminating Party may rely on any and/or all available provisions in Section 7.1 for any such termination.
Section 7.3    Fees and Expenses.
(a)    In the event that (i) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Magellan Stockholder Meeting (or, if the Magellan Stockholder Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i)), or (ii) this Agreement is terminated by Tellurian or Magellan pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and (iii) Magellan enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Magellan shall pay the Termination Fee to Tellurian upon the earlier of (A) the date of the execution of such definitive agreement by Magellan or (B) consummation of any such transaction. For purposes of this Section 7.3(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(e)(i), except that the references to “20%” shall be deemed to be references to “50%.”
(b)    In the event this Agreement is terminated by Tellurian pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), or by Magellan pursuant to Section 7.1(d)(i), Magellan shall pay to Tellurian, within two (2) Business Days after the date of termination, the Termination Fee.
(c)    In the event that (i) this Agreement is terminated by Tellurian or Magellan pursuant to Section 7.1(b)(iv) or by Magellan pursuant to Section 7.1(d)(ii) or (ii) Tellurian does not use commercially reasonable efforts to secure the approval for listing of the Magellan Shares on the Nasdaq (thereby ensuring that the condition set forth in Section 6.3(e) is met), then Tellurian shall pay to Magellan, within two (2) Business Days after the date of termination, the Reverse Termination Fee.
(d)    Any payment of the Termination Fee or the Reverse Termination Fee shall be made in cash by wire transfer of immediately available funds to an account designated in writing by Tellurian or Magellan, respectively.
(e)    In the event that (i) Magellan shall fail to pay the Termination Fee or (ii) Tellurian shall fail to pay the Reverse Termination Fee, in each case required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. The Parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, they would not enter into this Agreement.
(f)    The Parties agree that in the event that (i) Magellan pays the Termination Fee to Tellurian or (ii) Tellurian pays the Reverse Termination Fee to Magellan, in each case the payor Party has no further liability to the payee Party of any kind in respect of this Agreement and the transactions contemplated hereby; provided, however, that nothing in this Agreement shall release any Party from liability for Willful Breach or fraud), and in no event shall Magellan or Tellurian be required to pay the Termination Fee or Reverse Termination Fee on more than one occasion.
ARTICLE VIII
Miscellaneous
Section 8.1    No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Parties, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the covenants and agreements set forth in Section 5.8 and Section 5.9 and any other agreement in this Agreement that contemplates performance after the Closing shall survive the Closing, and those set forth in Section 7.2, Section 7.3, and this ARTICLE VIII shall survive termination of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.
Section 8.2    Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Magellan Stockholder Approval or Tellurian Stockholder Approval, by written agreement of the Parties, by action taken or authorized by their respective boards of directors, boards of managers or other governing bodies; provided, however, that following receipt of the Magellan Stockholder Approval or Tellurian Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law would require further approval by the Magellan Stockholders or Tellurian Stockholders without such approval. This Agreement (including the Magellan Disclosure Schedules and the Tellurian Disclosure Schedules) may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.3    Extension of Time, Waiver, Etc. At any time prior to the Closing, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.
Section 8.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.
Section 8.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 8.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Annexes and Exhibits hereto, the Magellan Disclosure Schedule, the Tellurian Disclosure Schedule, and the Confidentiality Agreement, (a) constitutes the entire agreement and understanding of the Parties, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), the provisions of Section 8.12.
Section    8.7    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that state, without giving effect to any conflicts of law principles that would result in the application of any applicable Law other than the Law of the State of Delaware.
(b)    Each of the Parties irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in Texas state or federal court in Harris County, Texas. Each of the Parties hereby irrevocably submits with regard to any such action or Proceeding for itself and in respect of its or property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or Proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 8.8    Specific Enforcement.
(a)    The Parties hereby agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in Texas state or federal court in Harris County, Texas, this being in addition to any other remedy to which any Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) each Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; provided, however, that the remedy provided hereunder is not available to Tellurian to remedy any action of Magellan in the proper exercise of its rights under Section 5.3. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 8.9    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.9):
If to Magellan or Merger Sub, to:

J. Thomas Wilson
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Facsimile: 720.484.2382
E-mail: jtwilson@magellanpetroleum.com

and

Antoine J. Lafargue
Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Facsimile: 720.484.2382
E-mail: alafargue@magellanpetroleum.com

with a copy (which shall not constitute notice) to:

John A. Elofson, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Facsimile: 303.893.1379
E-mail: john.elofson@dgslaw.com

If to Tellurian, to:

Martin Houston
Tellurian Investments Inc.
1201 Louisiana Street, Suite 3100
Houston, Texas 77002
Facsimile: 832.962.4055

with a copy (which shall not constitute notice) to:

J. Wesley Dorman, Jr.
Gray Reed & McGraw, P.C.
1300 Post Oak Boulevard, Suite 2000
Houston, Texas 77056
Facsimile: 713.730.5937
E-mail: wdorman@grayreed.com

Section 8.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 8.11    Interpretation.
(a)    When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article of, a Section of, an Annex to, an Exhibit to or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When used in this Agreement, the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. All references to days mean calendar days unless otherwise provided. The word “or” shall be inclusive and not exclusive.
(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of legal counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12    Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or of any of its respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, in the absence of fraud; provided, however, that nothing in this Section 8.12 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.
[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

MAGELLAN PETROLEUM CORPORATION By: /s/ J. Thomas Wilson Name: J. Thomas Wilson Title: President and Chief Executive Officer

RIVER MERGER SUB, INC. By: /s/ Antoine Lafargue Name: Antoine Lafargue Title: President and Chief Executive Officer

TELLURIAN INVESTMENTS INC. By: /s/ Martin Houston Name: Martin Houston Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX 1
Definitions
(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Acquisition Agreement” is defined in Section 5.3(a).
“Adverse Recommendation Change” is defined in Section 5.3(a).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” is defined in the preamble.
“Alternative Proposal” is defined in different contexts in each of Section 5.3(e)(i), Section 5.3(e)(ii) and Section 7.3(a).
“Anti-Corruption Laws” is defined in Section 3.25(b).
“Antitrust Laws” is defined in Section 5.4(a).
“Applicable Environmental Laws” is defined in Section 3.16.
“Audited Tellurian Financial Statements” is defined in Section 4.7.
“Book-Entry Shares” is defined in Section 2.3(b).
“Bribery Act” means the UK Bribery Act 2010 or its predecessor laws.
“Business Day” means a day other than a Saturday, a Sunday or other day on which the SEC or banks in Denver, Colorado or Houston, Texas are authorized or required by law to be closed.
“CERCLA” is defined in Section 3.16.
“Certificate of Incorporation” means the Restated Certificate of Incorporation of Magellan as filed with the State of Delaware, as amended.
“Certificate of Merger” is defined in Section 1.3.
“Certificates” is defined in Section 2.3(b).
“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, Proceedings, governmental investigations or audits and administrative Orders.

ANNEX 1

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.
“Closing” is defined in Section 1.2.
“Closing Date” is defined in Section 1.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of July 14, 2016, by and between Magellan and Tellurian, as amended from time to time.
“Contracts” means all leases, contracts, agreements, commitments, instruments and understandings, whether written or oral.
“Control” is defined in the definition of the term “Affiliate.”
“Creditor Rights” is defined in Section 3.3.
“Disposal” is defined in Section 3.16.
“DGCL” is defined in the recitals.
“Effective Time” is defined in Section 1.3.
“Employee Benefit Plan” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA and whether funded or unfunded, including cash, equity or equity-based, employment, retention, change of control, deferred compensation, performance awards, fringe, consulting, health, medical, dental, disability, workman’s compensation, accident, life insurance, day or dependent care, legal services, vacation, severance, retirement, pension, savings, or termination.
“Encumbrance” means liens, charges, pledges, options, rights of first offer or refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements, lease or sublease, right of way, encroachment and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.
“ERISA” is defined in the definition of the term “Employee Benefit Plan.”
“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

ANNEX 1

“Exchange Agent” is defined in Section 2.3(a).
“Exchange Ratio” is defined in Section 2.1(a).
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any court, tribunal, arbitrator, regulatory or administrative agency, commission, subdivision, department or other authority or other governmental instrumentality.
“Hazardous Substance” is defined in Section 3.16.
“Hazardous Waste” is defined in Section 3.16.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and hydrocarbons and operating rights and royalties, overriding royalties, Production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all Hydrocarbons leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, Hydrocarbons sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, Permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), Hydrocarbons production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.
“Indemnified Liabilities” is defined in Section 5.8(a).
“Indemnified Persons” is defined in Section 5.8(a).
“Intellectual Property” is defined in Section 3.23.
“Intervening Event” is defined in Section 5.3(f).

ANNEX 1

“IRS” means the Internal Revenue Service.
“Knowledge” (i) when used with respect to Magellan or its Subsidiaries, means the actual knowledge, after reasonable inquiry, of J. Thomas Wilson and Antoine J. Lafargue and (ii) when used with respect to Tellurian, means the actual knowledge, after reasonable inquiry, of Charif Souki or Martin Houston.
“Law” shall mean any domestic or foreign law, common law, statute, ordinance, rule, regulation, code, judgment, Order, writ, injunction, decree or legally enforceable requirement enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.
“Losses” means any and all losses, claims, causes of action, assessments, damages, liabilities and costs and expenses (including reasonable attorneys’ fees and expenses).
“Magellan” is defined in the preamble.
“Magellan Balance Sheet” means the consolidated balance sheet of Magellan as of June 30, 2016 (including the notes thereto), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of EKS&H LLLP, independent certified public accountants.
“Magellan Interim Balance Sheet” means the unaudited consolidated balance sheet of Magellan as of July 31, 2016, and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the one (1) month then ended, including in each case the notes thereto.
“Magellan Benefit Plan” or “Magellan Benefit Plans” is defined in Section 3.20(a).
“Magellan Board” means the Board of Directors of Magellan.
“Magellan Board Recommendation” is defined in Section 5.1(c).
“Magellan Disclosure Schedule” is defined in ARTICLE III.
“Magellan Fairness Opinion” means an opinion of Petrie Partners Securities, LLC, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio is fair to Magellan.
“Magellan Financial Statements” is defined in Section 3.7.
“Magellan Interim Financial Statements” is defined in Section 3.8.
“Magellan Notice” is defined in Section 5.3(d).
“Magellan Organizational Documents” means the Certificate of Incorporation and bylaws of Magellan as currently in effect.
“Magellan Shares” is defined in Section 2.1(a).
“Magellan Stock” means the common stock, par value $0.01 per share, of Magellan.

ANNEX 1

“Magellan Stockholder Approval” means the affirmative vote or consent in favor of the Merger and the issuance of the Magellan Shares pursuant to this Agreement of at least a majority of the capital stock of Magellan as to which votes are cast at the Magellan Stockholder Meeting.
“Magellan Stockholder Meeting” means a special meeting of the Magellan Stockholders for the purpose of obtaining the Magellan Stockholder Approval.
“Magellan Stockholders” means the holders of Magellan Stock.
“Material Adverse Effect” means, with respect to a Person, (a) a material adverse effect on the ability of such Person to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, or (b) any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the Parties’ obligations under Section 5.4); (iii) any change in the market price or trading volume of Magellan Stock (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.
“Material Contracts” means all material Contracts to which a Party is a party as of the date hereof and which relate to the conduct of the business of the Party or which, from and after the Closing, will burden the properties of the Party in any material respect.
“Merger” is defined in the recitals.

ANNEX 1

“Merger Sub” is defined in the preamble.
“Merger Consideration” is defined in Section 2.1(a).
“Money Laundering Laws” is defined in Section 3.25(d).
“Nasdaq” means the Nasdaq Capital Market.
“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority.
“Outside Date” is defined in Section 7.1(b)(i).
“Party” or “Parties” is defined in the preamble.
“Permit” means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.
“Permitted Encumbrances” means with respect to any Person, (a) statutory Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and are adequately reserved for in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate Proceedings; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current or anticipated use and operation of such real property; (d) any right of way or easement related to public roads and highways; (e) Encumbrances arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; and (f) Encumbrances arising from the terms of the leases and other instruments creating such title or interest.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“PPM” is defined in Section 4.21.
“Proceeding” means all proceedings, actions (whether civil, criminal, administrative or otherwise), claims, suits, investigations, arbitrations, mediations or inquiries by or before any arbitrator or Governmental Authority.
“Proxy/Prospectus” is defined in Section 3.6.
“RCRA” is defined in Section 3.16.
“Registration Statement” is defined in Section 3.26.
“Related Person,” with respect to any Person, means any Affiliate, officer or director of such Person, or any of the respective family members of such Person or any Person in which any of the foregoing has, directly or indirectly, a material interest.

ANNEX 1

“Representatives” is defined in Section 5.3(a).
“Restraints” is defined in Section 6.1(c).
“Reverse Termination Fee” means an amount, in cash, equal to $1,000,000.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Filings” means all forms, reports, certifications, prospectuses, registration statements, proxy statements, schedules, statements, and other documents (including all amendments thereto) (i) filed by Magellan under the Securities Act, the Exchange Act, and all other federal securities Laws or (ii) filed or furnished by Magellan on a voluntary basis since January 1, 2013.
“Securities” means any class or series of equity interest in a Party, including without limitation, Magellan Stock, Tellurian Stock, the limited liability company interests of each limited liability company that is a Subsidiary of any Party, and the partnership interests of each partnership that is a Subsidiary of any Party.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.
“Stock Merger Exchange Fund” is defined in Section 2.3(a).
“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.
“Surviving Corporation” is defined in Section 1.1.
“Superior Proposal” is defined in Section 5.3(e)(ii).
“Taxes” means (a) any taxes, assessments, fees and unclaimed property and escheat obligations, imposed by any Governmental Authority, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or

ANNEX 1

other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax.
“Tax Return” means any return, report, declaration, or similar statement or form required to be filed with a Taxing Authority with respect to any Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax, and including any amendment thereof.
“Tellurian” is defined in the preamble.
“Tellurian Benefit Plan” or “Tellurian Benefit Plans” is defined in Section 4.17.
“Tellurian Board” means the board of directors as constituted under the Tellurian Organizational Documents.
“Tellurian Disclosure Schedule” is defined in ARTICLE IV.
“Tellurian Financial Statements” is defined in Section 4.7.
“Tellurian Organizational Documents” means the certificate of incorporation and bylaws of Tellurian as currently in effect.
“Tellurian Restricted Stock” is defined in Section 2.2.
“Tellurian Stock” is defined in Section 2.1(a).
“Tellurian Stockholder Approval” means the affirmative vote or consent in favor of (i) the Merger and the issuance of the Magellan Shares pursuant to this Agreement of at least a majority of the capital stock of Tellurian which are entitled to vote on the Merger, and (ii) the amendment of the certificate of incorporation of Tellurian pursuant to Section 1.5, of at least a majority of the issued and outstanding shares of capital stock of Tellurian.
“Tellurian Stockholder Meeting” means a special meeting of the Tellurian Stockholders for the purpose of obtaining the Tellurian Stockholder Approval.
“Tellurian Stockholders” means the holders of Tellurian Stock.
“Termination Fee” means an amount, in cash, equal to the total amount of any and all third-party fees and expenses incurred by Tellurian or any of its Subsidiaries in connection with the drafting, negotiation, execution and delivery of this Agreement, and the other agreements and documents contemplated by this

ANNEX 1

Agreement, and the consummation of the transactions contemplated hereby and thereby, including fees and expenses of Tellurian’s and its Subsidiaries’ attorneys, accountants and other advisors, subject to a maximum of $1,000,000 in the aggregate.
“Unaudited Tellurian Financial Statements” is defined in Section 4.7.
“Willful Breach” means (i) a material breach that is a consequence of an act or intentional omission undertaken by the breaching Party (or, in the case of Section 5.3 with respect to Magellan, the consequence of an act or omission of a Subsidiary of Magellan, or of a Representative of Magellan) with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any Party to consummate the transactions contemplated hereby after all of the conditions set forth in ARTICLE VI have been satisfied or waived (by the Party entitled to waive any such applicable conditions).

ANNEX 1